Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon
(212) 208-3333
ppoillon@ambac.com
Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES
SECOND QUARTER NET INCOME OF $119.8 MILLION, UP 11%

Second Quarter Operating Earnings Per Diluted Share(1) of $1.12 up 14%,
Core Earnings Per Diluted Share(1) Up 15%

Second Quarter Adjusted Gross Premiums Written(2) Decrease 10%

NEW YORK, July 17, 2002—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced second quarter 2002 net income of $119.8 million or $1.09 per diluted share. This represents an 11% increase from second quarter 2001 net income of $107.6 million and a 10% increase in net income per diluted share from $0.99 per diluted share in the second quarter of 2001.

Commenting on the results, Ambac Chairman and CEO Phillip B. Lassiter noted, “Business activity was vibrant across our markets in the second quarter. Domestic public finance was the standout in terms of premiums booked. International business closed slowed from a year ago but is not indicative of our strong pipeline, particularly in Europe. The overall outlook for the balance of the year remains decidedly upbeat.”

Earnings Per Diluted Share

In addition to net income, Ambac currently presents operating earnings and core earnings, as discussed in Footnote 1. These measures are not substitutes for net income computed in accordance with accounting principles generally accepted in the United States of America (GAAP). They are useful for analysis in that they eliminate certain items, such as realized and unrealized gains and losses, the effect of refundings and calls and certain non-recurring items, to highlight the more consistent elements of earnings. Although these measures are appropriate and

Ambac Second Quarter 2002 Earnings/2

useful for the analysis of the business, starting in the third quarter of 2002, Ambac will eliminate the reporting of operating earnings and will change its definition of core earnings in order to establish consistency in reporting in the marketplace. The new definition will conform to Standard and Poor’s Ratings Services’ (“S&P”) recommendations to all public companies. See “Changes in Measures of Corporate Earnings” below for more detail.

For the second quarter of 2002, operating earnings were $122.3 million, up 15% from $106.8 million in operating earnings for the second quarter of 2001. Core earnings for the second quarter of 2002 were $115.9 million, an increase of 15% from $100.7 million in core earnings for the second quarter of 2001.

The following table shows net income, operating earnings and core earnings, all per diluted share:

Table I

	Second Quarter			Six Months
	2002	2001	% Change	2002	2001	% Change
Net income per diluted share	$1.09	$0.99	+10%	$2.17	$1.88	+15%
Operating earnings per diluted share	$1.12	$0.98	+14%	$2.21	$1.90	+16%
Core earnings per diluted share	$1.06	$0.92	+15%	$2.12	$1.81	+17%

Revenues

Total revenues in the second quarter of 2002, excluding net gains and losses on investment securities and structured credit derivatives, were $206.5 million, an increase of 16% from $178.2 million in revenues for the second quarter of 2001.

Highlights

•
Adjusted gross premiums written(2) in the second quarter of 2002 were $276.7 million, down 10% from a very strong second quarter of 2001 of $307.8 million. A strong flow of business in public finance and structured finance was offset by a decline in transactions closed in international finance.

In public finance, Ambac benefited from the significant increase in new issuance of municipal bonds. Ambac saw healthy writings of transportation, tax-backed and student loans transactions and more complex structured transactions, particularly in the housing sector. Structured finance growth during the quarter was led by strong asset-backed, collateralized debt obligations and investor-owned utilities activity, partially offset by a

Ambac Second Quarter 2002 Earnings/3

decline in consumer mortgage-backed business. In international finance, deal activity was strong in the asset-backed markets in Japan and the UK but slow in UK infrastructure transactions. Several international transactions are in process and expected to close by year end.

A breakdown of adjusted gross premiums written by market sector is included below as Table II.

Table II

Adjusted Gross Premiums Written

$-millions	Second Quarter			Six Months
	2002	2001	% Change	2002	2001	% Change
Public Finance	$135.4	$126.2	+7%	$209.0	$170.0	+23%
Structured Finance	101.8	98.9	+3%	180.9	161.2	+12%
International	39.5	82.7	-52%	98.7	134.3	-27%

Total	$276.7	$307.8	-10%	$488.6	$465.5	+5%

•
Net premiums written in the second quarter of 2002 of $171.0 million were 20% lower than net premiums written of $212.9 million in the same period of 2001. Gross premiums written for the second quarter of 2002 were offset by $24.7 million in ceded premiums. In the second quarter of 2001, ceded premiums were $23.8 million.

Net premiums written for the six months of 2002 of $300.8 million were 3% lower than net premiums written of $309.9 million in the same period of 2001.

•
Net premiums earned and other credit enhancement fees for the second quarter of 2002 were $120.2 million, which represented a 22% increase from the $98.4 million earned in the second quarter of 2001. Net premiums earned increased for all market segments. Public finance earned premium growth resulted from increased activity in that market over the past several quarters, enhanced by the company’s continued focus on structured municipal obligations – a growing market that exhibits solid pricing and risk adjusted returns. Earned premium growth for structured finance continues to be driven by strong writings in consumer asset backed transactions and CDO’s. The growth was partially offset by the continued high level of pay-downs of the existing mortgage-backed book. International net earned premium and other credit enhancement fee growth also accelerated during the quarter, primarily as a result of strong activity in Japan and UK asset-backed transactions over the past few quarters.

Net premiums earned include accelerated premiums, which result from refundings and calls recognized during the quarter. Accelerated premiums were $11.2 million in the second

Ambac Second Quarter 2002 Earnings/4

quarter of 2002 (which had a net income per diluted share effect of $0.06), up 6% from $10.6 million ($0.06 per diluted share) in accelerated premiums in the second quarter of 2001.

Net premiums earned and other credit enhancement fees for the six months of 2002 were $230.1 million, which represented a 22% increase from the $188.2 million earned in the first half of 2001. Accelerated premiums were $18.5 million for the first half 2002 (which had a net income per diluted share effect of $0.09), up 11% from $16.7 million ($0.09 per diluted share) in accelerated premiums for the first half of 2001.

A breakdown of net premiums earned and other credit enhancement fees by market sector is included below as Table III. Normal net premiums earned exclude accelerated premiums that result from refundings and calls.

Table III
Net Premiums Earned and Other Credit Enhancement Fees

$-millions	Second Quarter			Six Months
	2002	2001	% Change	2002	2001	% Change
Public Finance	$38.2	$33.7	+13%	$75.2	$66.4	+13%
Structured Finance	43.3	36.6	+18%	84.7	71.2	+19%
International	27.5	17.5	+57%	51.7	33.9	+53%

Total Normal Premiums/Fees	109.0	87.8	+24%	211.6	171.5	+23%
Accelerated Premiums	11.2	10.6	+6%	18.5	16.7	+11%

Total	$120.2	$98.4	+22%	$230.1	$188.2	+22%

•
Net investment income for the second quarter of 2002 was $73.6 million, representing an increase of 13% from $65.1 million in the comparable period of 2001. This increase was due primarily to the growth in the investment portfolio from ongoing operations, partially offset by a lower reinvestment rate stemming from the current interest rate environment. Investment income was also positively impacted by the proceeds from Ambac’s $200 million debt offering in October 2001.

Net investment income for the six months of 2002 was $146.1 million, representing an increase of 13% from $129.5 million in the comparable period of 2001.

•	Financial services revenues, excluding gains and losses, were $11.0 million in the second quarter of 2002, down 7% from $11.8 million in revenues for the second quarter of 2001.

Ambac Second Quarter 2002 Earnings/5

Financial services revenues include revenues from swaps, investment agreements and money management. While investment agreement revenues grew on improved interest spreads and higher volume, money management revenues were relatively flat during the quarter and swap revenues declined. The decline in swap revenue during the second quarter resulted primarily from a revenue adjustment of $3.8 million on a transaction executed in early 2000 and terminated this quarter. Excluding the swap revenue adjustment, financial services revenues would have grown 25%, quarter on quarter.

Financial services revenues, excluding gains and losses, were $27.6 million in the first half of 2002, up 5% from the $26.2 million of revenues in the first half of 2001.

Expenses

Highlights

•
Financial guarantee expenses of $24.5 million for the second quarter of 2002 increased by 10% over the $22.2 million of expenses for the same quarter of 2001. This increase was primarily due to higher compensation costs and additions to the general loss provision.

Financial guarantee expenses of $48.8 million for the first six months of 2002 increased by 12% over the $43.5 million of expenses for the same period of 2001.

•	Financial services expenses for the second quarter of 2002 of $5.7 million declined by 5% from $6.0 million in expenses for the second quarter of 2001.

Financial services expenses for the first half of 2002 of $10.8 million decreased by 7% from $11.6 million in expenses for the first half of 2001.

Other Items

•
Total net securities gains/(losses) for the second quarter of 2002 were ($4.5) million, consisting of net realized gains on investment securities of $3.5 million and net mark-to-market losses on credit derivatives of ($8.0) million. For the second quarter of 2001 net gains were $1.4 million, consisting of net realized gains on investment securities of $0.7 million and net mark-to-market gains on credit derivatives of $0.7 million.

Total net securities gains/(losses) for the first half of 2002 were ($8.8) million, consisting of net realized gains on investment securities of $3.3 million and mark-to-market losses on credit derivatives of ($12.1) million. For the first half of 2001 net losses were ($3.2) million, primarily consisting of net realized losses on investment securities.

Ambac Second Quarter 2002 Earnings/6

•
Interest expense for the second quarter of 2002 was $10.8 million, up 14% from $9.5 million for the second quarter of 2001. The increase is attributable to Ambac’s issuance of $200 million in 50-year debentures in October 2001.

Balance Sheet

Highlights

•
Total assets as of June 30, 2002 were $13.87 billion, up 13% from total assets of $12.27 billion at December 31, 2001. This increase was due primarily to cash generated from business written during the period and increased volume in the guaranteed investment contract business. As of June 30, 2002, stockholders’ equity was $3.36 billion, a 13% increase from year-end 2001 stockholders’ equity of $2.98 billion. The increase stemmed primarily from net income during the period.

Changes in Measures of Corporate Earnings

Ambac also announced today that, starting with the third quarter 2002 earnings release, it will eliminate the reporting of operating earnings and will change its definition of core earnings. The definition of core earnings will comply with the S&P recommendations published in its report titled “Measures of Corporate Earnings” in May of this year. Core earnings will be defined as net income less the estimated effect of stock options if they were expensed, less the effect of certain other non-operating items as defined by S&P (“S&P core earnings”). In all future earnings releases, Ambac will report net income in conformity with GAAP and S&P core earnings. Commenting on Ambac’s decision to change reporting measures, Mr. Lassiter stated, “Ambac has a long history of high quality transparent financial reporting to the financial community. Although we believe our current pro-forma measures are very useful to investors, we will adopt S&P’s proposal for financial reporting because we believe improved consistency in financial reporting measures can serve as the foundation for providing useful comparative information.”

The following table reconciles net income per diluted share to S&P core earnings per diluted share for the three and six-month periods ended June 30, 2002 and 2001:

	Second Quarter			Six Months
	2002	2001	% Change	2002	2001	% Change
Net Income per diluted share	$1.09	$0.99	+10%	$2.17	$1.88	+15%
Est. stock options expense	(0.03)	(0.03)	—	(0.06)	(0.05)	-20%

S&P core earnings	$1.06	$0.96	+10%	$2.11	$1.83	+15%

Ambac Second Quarter 2002 Earnings/7

2002 Earnings Guidance

Ambac management reconfirms its previous top range of operating earnings guidance of $4.60 for 2002 while raising the bottom range from $4.50 to $4.54. Since Ambac will eliminate the reporting of operating earnings and change its definition of core earnings to conform to S&P’s definition of core earnings, Ambac’s guidance will change accordingly. This guidance will include year-to-date net realized gains or losses on investment securities and mark-to-market gains or losses on credit derivatives but will be exclusive of such future gains or losses. Management cannot forecast market factors such as interest rates and credit spreads with sufficient accuracy to make such forecast useful. As such, management currently anticipates S&P core earnings per diluted share for 2002 of $4.36—$4.42.

Increased Cash Dividend Declared

At its July 2002 Board meeting, the Board of Directors of Ambac Financial Group Inc. approved an 11% increase in the regular quarterly cash dividend from $0.09 to $0.10 per share of common stock. The dividend is payable on September 4, 2002 to stockholders of record on August 12, 2002. Ambac has declared an increased cash dividend in every year since going public in 1991.

Forward-Looking Statements

This release, in particular the Chairman’s remarks and the section titled “2002 Operating Earnings Guidance”, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; and (7) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved.

*******************

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac

Ambac Second Quarter 2002 Earnings/8

Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

********************

Footnotes

(1)
Core earnings, S&P core earnings (as newly defined above) and operating earnings are not substitutes for net income computed in accordance with accounting principles generally accepted in the United States of America (GAAP), but are important measures used by management, equity analysts and investors to measure Ambac’s financial results. The Company defines operating earnings as net income, less the effect of realized and unrealized gains and losses and certain non-recurring items. Core earnings, as currently reported, which Ambac provides as analytical data, is defined as operating earnings less net insurance premiums earned from refundings and calls. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

(2)
Adjusted gross premiums written, which is not promulgated under GAAP, is used by management, equity analysts and investors to measure Ambac’s financial results. Adjusted gross premiums written, which Ambac reports as analytical data, are defined as gross (direct and assumed) up-front premiums written plus the present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period. The definition of adjusted gross premiums written used by Ambac may differ from definitions of adjusted gross premiums written used by other public holding companies of financial guarantors.

Ambac Financial Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
For the Periods Ended June 30, 2002 and 2001
(Dollars in Thousands Except Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Revenues:
Financial Guarantee:
Gross premiums written	$195,683	$236,668	$345,044	$346,335
Ceded premiums written	(24,705)	(23,767)	(44,254)	(36,468)

Net premiums written	$170,978	$212,901	$300,790	$309,867

Net premiums earned	$113,630	$93,412	$217,284	$178,528
Other credit enhancement fees	6,576	4,995	12,864	9,648

Net premiums earned and other credit enhancement fees	120,206	98,407	230,148	188,176
Net investment income	73,593	65,058	146,140	129,534
Net securities (losses) gains (1)	(4,510)	1,350	(9,081)	(3,588)
Other income	800	2,284	2,114	3,416
Financial Services:
Revenue	10,966	11,767	27,557	26,226
Net securities gains	408	—	766	438
Other:
Revenue	956	678	1,685	2,307
Net securities losses	(444)	—	(444)	—

Total revenues	201,975	179,544	398,885	346,509

Expenses:
Financial Guarantee:
Losses and loss adjustment expenses	5,900	4,800	11,600	9,400
Underwriting and operating expenses	18,603	17,426	37,164	34,069
Financial Services	5,699	5,973	10,835	11,604
Interest	10,816	9,485	21,482	18,968
Other	2,015	1,714	3,481	3,451

Total expenses	43,033	39,398	84,562	77,492

Income before income taxes	158,942	140,146	314,323	269,017
Provision for income taxes	39,181	32,509	77,610	63,865

Net income	$119,761	$107,637	$236,713	$205,152

Net income per share:
Basic	$1.13	$1.02	$2.23	$1.94

Diluted	$1.09	$0.99	$2.17	$1.88

Weighted average number of common shares outstanding:
Basic	106,124,220	105,816,151	105,978,049	105,739,608

Diluted	109,515,722	109,051,506	109,260,209	108,954,037

(1)
Includes net gains (losses) on investment securities sold of $3,472, $658, $2,972 and ($3,624) for the second quarter of 2002 and 2001 and the six months ended June 30, 2002 and 2001, respectively, and change in fair value of credit derivatives of ($7,982), $692, ($12,053) and $36 for the second quarter of 2002 and 2001 and the six months ended June 30, 2002 and 2001, respectively.

Ambac Financial Group, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2002 and December 31, 2001
(Dollars in Thousands Except Share Data)

	June 30, 2002	December 31, 2001
	(Unaudited)
Assets
Investments:
Fixed income securities, at fair value
(amortized cost of $10,204,539 in 2002 and $8,355,596 in 2001)	$10,456,533	$8,469,157
Fixed income securities pledged as collateral, at fair value
(amortized cost of $939,509 in 2002 and $1,393,193 in 2001)	948,177	1,401,528
Short-term investments, at cost (approximates fair value)	220,426	415,002
Other	2,633	2,163

Total investments	11,627,769	10,287,850
Cash	27,713	76,580
Cash pledged as collateral	9,418	—
Securities purchased under agreements to resell	14,005	11,200
Receivable for investment agreements	169	4,101
Receivable for securities sold	8,649	8,922
Investment income due and accrued	156,133	144,463
Reinsurance recoverable	1,894	2,259
Prepaid reinsurance	272,946	267,655
Deferred acquisition costs	170,345	163,477
Loans	932,213	901,194
Other assets	648,212	399,994

Total assets	$13,869,466	$12,267,695

Liabilities and Stockholders' Equity
Liabilities:
Unearned premiums	$1,869,659	$1,780,272
Losses and loss adjustment expense reserve	161,497	152,352
Ceded reinsurance balances payable	9,831	10,146
Obligations under investment and payment agreements	5,220,984	4,089,777
Obligations under investment repurchase agreements	1,190,564	1,422,151
Securities sold under agreement to repurchase	409,000	425,000
Deferred income taxes	183,214	123,077
Current income taxes	18,750	98,145
Debentures	612,472	619,315
Accrued interest payable	78,630	84,225
Other liabilities	595,637	416,632
Payable for securities purchased	158,027	62,915

Total liabilities	10,508,265	9,284,007

Stockholders' equity:
Preferred stock	—	—
Common stock	1,062	1,060
Additional paid-in capital	602,478	538,135
Accumulated other comprehensive income	158,746	62,476
Retained earnings	2,599,073	2,403,473
Common stock held in treasury at cost	(158)	(21,456)

Total stockholders' equity	3,361,201	2,983,688

Total liabilities and stockholders' equity	$13,869,466	$12,267,695

Number of shares outstanding (net of treasury shares)	106,203,509	105,584,049

Book value per share	$31.65	$28.26

Ambac Financial Group, Inc. and Subsidiaries
Supplemental Analytical Data: Components of Core Earnings (1)
(Unaudited)
For The Periods Ended June 30, 2002 and 2001
(Dollars in Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net income	$119,761	$107,637	$236,713	$205,152
Adjustments:
Net securities losses (gains)	2,500	(878)	5,238	2,047

Operating earnings	122,261	106,759	241,951	207,199
Refundings, calls and other accelerations	(6,410)	(6,057)	(10,569)	(9,529)

Core earnings	$115,851	$100,702	$231,382	$197,670

Ambac Financial Group, Inc. and Subsidiaries
Supplemental Analytical Data: Components of Adjusted Book Value Per Share(2)
June 30, 2002 and December 31, 2001

	June 30, 2002	December 31, 2001
Book value	$31.65	$28.26
After-tax value of:
Net unearned premium reserve less deferred acquisition costs	8.72	8.31
Present value of future installment premiums	6.37	6.07
Unrealized loss on investment agreement liabilities	(1.09)	(0.61)

Adjusted book value	$45.65	$42.03

(1)
Core earnings and operating earnings are not substitutes for net income computed in accordance with accounting principles generally accepted in the United States of America (GAAP), but are important measures used by management, equity analysts and investors to measure Ambac's financial results. The Company defines operating earnings as net income, less the effect of realized and unrealized gains and losses and certain non-recurring items. Core earnings, which Ambac reports as analytical data, is defined as operating earnings less net insurance premiums earned from refundings and calls. The definitions of operating earnings and core earnings used by Ambac may differ from definitions of operating earnings and core earnings used by other public holding companies of financial guarantors.

(2)
Adjusted book value (ABV), which is not promulgated under GAAP, is used by management, equity analysts and investors as a measurement of the Company's intrinsic value with no benefit given for ongoing business activity. Management derives ABV by beginning with stockholders' equity (book value) and adding or subtracting the after-tax value of: the net unearned premium reserve; deferred acquisition costs; the present value of estimated net future installment premiums; and the unrealized gain or loss on investment agreement liabilities. These adjustments will not be realized until future periods and may differ materially from the amounts used in determining ABV. The definition of ABV used by the Company may differ from definitions of ABV used by other public holding companies of financial guarantee insurers.

Ambac Assurance Corporation
Statutory Accounting, Financial and Capital Information(1)
June 30, 2002 and December 31, 2001
(Dollars in Thousands, Except Ratios)

	June 30, 2002	December 31, 2001
Capital and Claim-Paying Resources:
Contingency reserve	$1,374,533	$1,265,652
Capital and surplus	2,101,092	1,996,284

Qualified statutory capital	3,475,625	3,261,936
Unearned premiums	1,960,671	1,860,090
Losses and loss adjustment expenses	38,227	27,835

Policyholders’ reserves	5,474,573	5,149,861
Third party capital support(2)	800,000	800,000
Present value of future installment premiums	1,040,799	986,760

Total claims-paying resources	$7,315,372	$6,936,621

Net financial guarantees in force	$502,956,334	$476,189,690

Capital ratio(3)	145:1	146:1

Financial resources ratio(4)	69:1	69:1

(1)
Statutory accounting information for Ambac Assurance Corporation and Connie Lee Insurance Company are combined for purposes of this schedule. Qualified statutory capital for Ambac Assurance, on a stand alone basis, as of June 30, 2002 and December 31, 2001 are $3.453 billion and $3.240 billion, respectively.

(2)
Third party capital support at June 30, 2002 represents pre-funded capital which provides for the unconditional ability to issue up to $800 million of preferred stock to high quality asset-backed trusts.

(3)	Capital ratio is net financial guarantees in force divided by qualified statutory capital.
(4)	Financial resources ratio is net financial guarantees in force divided by total claims-paying resources.

Ambac Assurance Corporation and Subsidiaries
Capitalization Table - GAAP
June 30, 2002 and December 31, 2001
(Dollars in Millions)

The following table sets forth Ambac Assurance's consolidated capitalization as of June 30, 2002 and December 31, 2001, respectively, on the basis of accounting principles generally accepted in the United States of America.

	June 30, 2002	December 31, 2001
	(unaudited)
Unearned premiums	$1,880	$1,790
Other liabilities	1,138	888

Total liabilities	3,018	2,678

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	922	928
Accumulated other comprehensive income	142	81
Retained earnings	2,592	2,386

Total stockholder’s equity	3,738	3,477

Total liabilities and stockholder’s equity	$6,756	$6,155